SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                January 28, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES           7   SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   162,612,357 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   162,612,357 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         162,612,357 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.7% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   161,654,786  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   161,654,786  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         161,654,786  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.6% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        231,044,970 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   231,044,970 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         231,044,970 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.4% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fundacion Telmex, A.C.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        23,375,700 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   23,375,700 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,375,700 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   957,571 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   957,571 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         957,571 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Orient Star Holdings LLC

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   957,571 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   957,571 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         957,571 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 4 (the "Fourth Amendment") amends the Schedule 13D filed with the Securities and Exchange Commission on October 24, 2003 (the "Schedule 13D"), as amended by Amendment No. 1 (the "First Amendment") filed with the Securities and Exchange Commission on October 31, 2003, Amendment No. 2 (the "Second Amendment") filed with the Securities and Exchange Commission on December 9, 2003 and Amendment No. 3 (the "Third Amendment") filed with the Securities and Exchange Commission on January 14, 2004 by Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit (collectively, the "Slim Family"), Carso Global Telecom, S.A. de C.V. ("CGT"), Grupo Financiero Inbursa, S.A. de C.V. ("GFI"), Telefonos de Mexico, S.A. de C.V. ("Telmex"), Trust No. F/0008 (the "Trust"), Fundacion Telmex A.C. ("Fundacion Telmex"), Inmobiliaria Carso S.A. de C.V. ("Inmobiliaria") and Orient Star Holdings LLC ("Orient Star"), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Third Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 3.  Source and Amount of Funds or Other Consideration.

         No Shares were purchased by the Reporting Persons since the Third Amendment.

Item 5.  Interest in Securities of the Issuer.

    (a)  The Reporting Persons have the following direct interests in Shares
(as described above in Item 4, all Shares held by the Reporting Persons are held in the form of CPOs):

                                                                     Shares assuming conversion of
                                        Shares(1)                     Convertible Debentures(2)
                              -----------------------------          -----------------------------
                                Number         % of Class                Number        % of Class
                              -------------  --------------           -------------  --------------
GFI(3).................       153,514,498             8.2%             161,654,786            8.6%
Trust(4)...............       231,044,970            12.4                       --             --
Fundacion Telmex.......        23,375,700             1.3                       --             --
Orient Star(5).........                --              --                  957,571            0.1


(1) Based upon 1,864,684,299 Shares outstanding as of January 28, 2004. Assumes no conversion of Convertible Debentures.
(2) Based upon 1,864,684,299 Shares outstanding as of January 28, 2004. Totals and percentages assume that all of the Convertible Debentures held by the relevant Reporting Persons have been converted into Shares.
(3) Second column assumes conversion of U.S.$34,854,000 of Convertible Debentures into 8,140,228 Shares, at a ratio of 233.55 Shares per each U.S.$1,000 of Convertible Debentures.
(4) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by the Trust.
(5) Second column assumes conversion of U.S.$4,100,000 of Convertible Debentures into 957,571 Shares at a ratio of 233.55 Shares per each U.S.$1,000 of Convertible Debentures.

         (c) All transactions in Shares effected by the Reporting Persons during the past 60 days, excluding transactions previously reported on the Schedule 13D, as amended, are listed in Schedule II hereto.

         (e) Not applicable.


* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the Schedule 13D are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          January 29, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA CARSO S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE II

     During the past 60 days, excluding transactions previously reported on the
Schedule 13D and the First Amendment, the Reporting Persons set forth below effected the following transactions in Shares on the Mexican Stock Exchange. The prices below reflect the average consideration received (in Mexican Pesos) per Share on the relevant trade date.

                           Type of                 Trade                 Number of         Price per Share
  Reporting Person       Transaction                Date                  Shares            Mexican Pesos

        GFI                 Sale               Jan. 27, 2004              147600                3.72
        GFI                 Sale               Jan. 27, 2004              200000                3.72
        GFI                 Sale               Jan. 27, 2004              400000                3.72
        GFI                 Sale               Jan. 27, 2004               50000                3.72
        GFI                 Sale               Jan. 27, 2004              100000                3.72
        GFI                 Sale               Jan. 27, 2004               52400                3.72
        GFI                 Sale               Jan. 27, 2004              100000                3.72
        GFI                 Sale               Jan. 27, 2004              400000                3.72
        GFI                 Sale               Jan. 27, 2004              100000                3.72
        GFI                 Sale               Jan. 27, 2004              465000                3.72
        GFI                 Sale               Jan. 27, 2004               90000                3.72
        GFI                 Sale               Jan. 27, 2004               90000                3.72
        GFI                 Sale               Jan. 27, 2004              958500                3.73
        GFI                 Sale               Jan. 27, 2004              292000                3.73
        GFI                 Sale               Jan. 27, 2004              150000                3.73
        GFI                 Sale               Jan. 27, 2004               90000                3.73
        GFI                 Sale               Jan. 27, 2004             1009500                3.73
        GFI                 Sale               Jan. 27, 2004              100000                3.73
        GFI                 Sale               Jan. 27, 2004               16000                3.73
        GFI                 Sale               Jan. 27, 2004               30000                3.73
        GFI                 Sale               Jan. 27, 2004               30000                3.73
        GFI                 Sale               Jan. 27, 2004               54000                3.73
        GFI                 Sale               Jan. 27, 2004               75000                3.73
        GFI                 Sale               Jan. 27, 2004               28400                3.73
        GFI                 Sale               Jan. 27, 2004               21600                3.73
        GFI                 Sale               Jan. 27, 2004              100000                3.74
        GFI                 Sale               Jan. 27, 2004               50000                3.74
        GFI                 Sale               Jan. 27, 2004               55100                3.74
        GFI                 Sale               Jan. 27, 2004               60000                3.74
        GFI                 Sale               Jan. 27, 2004               60000                3.74
        GFI                 Sale               Jan. 27, 2004               53200                3.74
        GFI                 Sale               Jan. 27, 2004               60000                3.74
        GFI                 Sale               Jan. 27, 2004               80500                3.74
        GFI                 Sale               Jan. 27, 2004               50000                3.74
        GFI                 Sale               Jan. 27, 2004               25000                3.74
        GFI                 Sale               Jan. 27, 2004               50000                3.74
        GFI                 Sale               Jan. 27, 2004                8000                3.73
        GFI                 Sale               Jan. 27, 2004              101000                3.73
        GFI                 Sale               Jan. 27, 2004              200000                3.73
        GFI                 Sale               Jan. 27, 2004              578400                3.73
        GFI                 Sale               Jan. 27, 2004               11800                3.74
        GFI                 Sale               Jan. 27, 2004                7000                3.75
        GFI                 Sale               Jan. 27, 2004               93000                3.75
        GFI                 Sale               Jan. 27, 2004                7000                3.75
        GFI                 Sale               Jan. 27, 2004               50000                3.74
        GFI                 Sale               Jan. 27, 2004               25000                3.74
        GFI                 Sale               Jan. 27, 2004               25000                3.74
        GFI                 Sale               Jan. 27, 2004              200000                3.73
        GFI                 Sale               Jan. 27, 2004              116100                3.73
        GFI                 Sale               Jan. 27, 2004               50000                3.73
        GFI                 Sale               Jan. 27, 2004              600000                3.73
        GFI                 Sale               Jan. 27, 2004               25000                3.72
        GFI                 Sale               Jan. 27, 2004               25000                3.72
        GFI                 Sale               Jan. 27, 2004               50000                3.73
        GFI                 Sale               Jan. 27, 2004              133900                3.73
        GFI                 Sale               Jan. 27, 2004              166100                3.73
        GFI                 Sale               Jan. 27, 2004               50000                3.73
        GFI                 Sale               Jan. 27, 2004               50000                3.73
        GFI                 Sale               Jan. 27, 2004               33900                3.73
        GFI                 Sale               Jan. 27, 2004               66100                3.73
        GFI                 Sale               Jan. 27, 2004               33900                3.73
        GFI                 Sale               Jan. 27, 2004               66100                3.73
        GFI                 Sale               Jan. 27, 2004               33900                3.73
        GFI                 Sale               Jan. 27, 2004               50000                3.73
        GFI                 Sale               Jan. 27, 2004               10000                3.73
        GFI                 Sale               Jan. 27, 2004               13400                3.72
        GFI                 Sale               Jan. 27, 2004              400000                3.72
        GFI                 Sale               Jan. 27, 2004              219200                3.71
        GFI                 Sale               Jan. 27, 2004               25000                3.71
        GFI                 Sale               Jan. 27, 2004               16500                3.70
        GFI                 Sale               Jan. 27, 2004               50000                3.70
        GFI                 Sale               Jan. 27, 2004                3000                3.70
        GFI                 Sale               Jan. 27, 2004              484000                3.70
        GFI                 Sale               Jan. 27, 2004               30000                3.70
        GFI                 Sale               Jan. 27, 2004               80000                3.70
        GFI                 Sale               Jan. 27, 2004                2500                3.70
        GFI                 Sale               Jan. 27, 2004                5000                3.70
        GFI                 Sale               Jan. 27, 2004              100000                3.67
        GFI                 Sale               Jan. 27, 2004               11400                3.67
        GFI                 Sale               Jan. 27, 2004                 600                3.66
        GFI                 Sale               Jan. 27, 2004               27000                3.66
        GFI                 Sale               Jan. 27, 2004              100000                3.66
        GFI                 Sale               Jan. 27, 2004               50000                3.66
        GFI                 Sale               Jan. 27, 2004               50000                3.66
        GFI                 Sale               Jan. 27, 2004              265000                3.66
        GFI                 Sale               Jan. 27, 2004              100000                3.66
        GFI                 Sale               Jan. 27, 2004                7400                3.66
        GFI                 Sale               Jan. 27, 2004              300000                3.67
        GFI                 Sale               Jan. 27, 2004              160000                3.68
        GFI                 Sale               Jan. 27, 2004               30000                3.68
        GFI                 Sale               Jan. 27, 2004               10000                3.68
        GFI                 Sale               Jan. 27, 2004               51600                3.68
        GFI                 Sale               Jan. 27, 2004               35000                3.68
        GFI                 Sale               Jan. 27, 2004               13400                3.68
        GFI                 Sale               Jan. 27, 2004               25000                3.66
        GFI                 Sale               Jan. 27, 2004               25000                3.66
        GFI                 Sale               Jan. 27, 2004               50000                3.66
        GFI                 Sale               Jan. 27, 2004              650000                3.62
        GFI                 Sale               Jan. 27, 2004               50000                3.62
        GFI                 Sale               Jan. 28, 2004               17500                3.82
        GFI                 Sale               Jan. 28, 2004              100000                3.80
        GFI                 Sale               Jan. 28, 2004               78500                3.82
        GFI                 Sale               Jan. 28, 2004                 400                3.82
        GFI                 Sale               Jan. 28, 2004               65500                3.82
        GFI                 Sale               Jan. 28, 2004                7400                3.82
        GFI                 Sale               Jan. 28, 2004              100000                3.81
        GFI                 Sale               Jan. 28, 2004               50000                3.81
        GFI                 Sale               Jan. 28, 2004               30700                3.82
        GFI                 Sale               Jan. 28, 2004               11100                3.82
        GFI                 Sale               Jan. 28, 2004                1700                3.81
        GFI                 Sale               Jan. 28, 2004              100000                3.81
        GFI                 Sale               Jan. 28, 2004               26000                3.81
        GFI                 Sale               Jan. 28, 2004              100000                3.80
        GFI                 Sale               Jan. 28, 2004                7000                3.80
        GFI                 Sale               Jan. 28, 2004               13500                3.80
        GFI                 Sale               Jan. 28, 2004              250000                3.80
        GFI                 Sale               Jan. 28, 2004              100000                3.80
        GFI                 Sale               Jan. 28, 2004               10000                3.80
        GFI                 Sale               Jan. 28, 2004             3930700                3.80
        GFI                 Sale               Jan. 28, 2004            10000000                3.80
        GFI                 Sale               Jan. 28, 2004               96500                3.81
        GFI                 Sale               Jan. 28, 2004               69300                3.80
        GFI                 Sale               Jan. 28, 2004              284200                3.80
        GFI                 Sale               Jan. 28, 2004               50000                3.83
        GFI                 Sale               Jan. 28, 2004               10000                3.83
        GFI                 Sale               Jan. 28, 2004              100000                3.83
        GFI                 Sale               Jan. 28, 2004              250000                3.83
        GFI                 Sale               Jan. 28, 2004               28600                3.83
        GFI                 Sale               Jan. 28, 2004               11400                3.83
        GFI                 Sale               Jan. 28, 2004               38600                3.84
        GFI                 Sale               Jan. 28, 2004                2000                3.84
        GFI                 Sale               Jan. 28, 2004               50000                3.84
        GFI                 Sale               Jan. 28, 2004                4000                3.84
        GFI                 Sale               Jan. 28, 2004                5400                3.84
        GFI                 Sale               Jan. 28, 2004               44600                3.84
        GFI                 Sale               Jan. 28, 2004              142000                3.84
        GFI                 Sale               Jan. 28, 2004               13400                3.84
        GFI                 Sale               Jan. 28, 2004              100000                3.85
        GFI                 Sale               Jan. 28, 2004               65000                3.85
        GFI                 Sale               Jan. 28, 2004               35000                3.85
        GFI                 Sale               Jan. 28, 2004                1000                3.85
        GFI                 Sale               Jan. 28, 2004              130000                3.85
        GFI                 Sale               Jan. 28, 2004               69000                3.85
        GFI                 Sale               Jan. 28, 2004               31000                3.85
        GFI                 Sale               Jan. 28, 2004              100000                3.85
        GFI                 Sale               Jan. 28, 2004               69000                3.85
        GFI                 Sale               Jan. 28, 2004               21000                3.85
        GFI                 Sale               Jan. 28, 2004               66600                3.85
        GFI                 Sale               Jan. 28, 2004               12400                3.85
        GFI                 Sale               Jan. 28, 2004                1000                3.86
        GFI                 Sale               Jan. 28, 2004              100000                3.86
        GFI                 Sale               Jan. 28, 2004               99000                3.86
        GFI                 Sale               Jan. 28, 2004               91000                3.86
        GFI                 Sale               Jan. 28, 2004              100000                3.86
        GFI                 Sale               Jan. 28, 2004               50000                3.86
        GFI                 Sale               Jan. 28, 2004               59000                3.86
        GFI                 Sale               Jan. 28, 2004               50000                3.87
        GFI                 Sale               Jan. 28, 2004               50000                3.87
        GFI                 Sale               Jan. 28, 2004              100000                3.87
        GFI                 Sale               Jan. 28, 2004              100000                3.88
        GFI                 Sale               Jan. 28, 2004               87600                3.88
        GFI                 Sale               Jan. 28, 2004              112400                3.88
        GFI                 Sale               Jan. 28, 2004               13500                3.90
        GFI                 Sale               Jan. 28, 2004              100000                3.90
        GFI                 Sale               Jan. 28, 2004               62600                3.90
        GFI                 Sale               Jan. 28, 2004               23900                3.90
        GFI                 Sale               Jan. 28, 2004               76100                3.90
        GFI                 Sale               Jan. 28, 2004               41000                3.90
        GFI                 Sale               Jan. 28, 2004                1300                3.90
        GFI                 Sale               Jan. 28, 2004               50000                3.90
        GFI                 Sale               Jan. 28, 2004               31600                3.90
        GFI                 Sale               Jan. 28, 2004              100000                3.89
        GFI                 Sale               Jan. 28, 2004                5000                3.88
        GFI                 Sale               Jan. 28, 2004               48000                3.87
        GFI                 Sale               Jan. 28, 2004               50000                3.87
        GFI                 Sale               Jan. 28, 2004               31000                3.87
        GFI                 Sale               Jan. 28, 2004               20500                3.87
        GFI                 Sale               Jan. 28, 2004               20500                3.87
        GFI                 Sale               Jan. 28, 2004               90000                3.87
        GFI                 Sale               Jan. 28, 2004               10000                3.87
        GFI                 Sale               Jan. 28, 2004               30000                3.87
        GFI                 Sale               Jan. 28, 2004               78000                3.88
        GFI                 Sale               Jan. 28, 2004              134900                3.85
        GFI                 Sale               Jan. 28, 2004               65100                3.85
        GFI                 Sale               Jan. 28, 2004               84800                3.86
        GFI                 Sale               Jan. 28, 2004              100000                3.86
        GFI                 Sale               Jan. 28, 2004               15200                3.86
        GFI                 Sale               Jan. 28, 2004               14800                3.86
        GFI                 Sale               Jan. 28, 2004                2200                3.86
        GFI                 Sale               Jan. 28, 2004                9900                3.92
        GFI                 Sale               Jan. 28, 2004               38500                3.92
        GFI                 Sale               Jan. 28, 2004              151600                3.92
        GFI                 Sale               Jan. 28, 2004               98400                3.92
        GFI                 Sale               Jan. 28, 2004                6000                3.92
        GFI                 Sale               Jan. 28, 2004               44000                3.92
        GFI                 Sale               Jan. 28, 2004                 200                3.92
        GFI                 Sale               Jan. 28, 2004               30000                3.92
        GFI                 Sale               Jan. 28, 2004               10000                3.92
        GFI                 Sale               Jan. 28, 2004               11400                3.92
        GFI                 Sale               Jan. 28, 2004               50900                3.90
        GFI                 Sale               Jan. 28, 2004               20000                3.90
        GFI                 Sale               Jan. 28, 2004               29100                3.90
        GFI                 Sale               Jan. 28, 2004              100700                3.88
        GFI                 Sale               Jan. 28, 2004               10000                3.88
        GFI                 Sale               Jan. 28, 2004               17500                3.88
        GFI                 Sale               Jan. 28, 2004               71800                3.88
        GFI                 Sale               Jan. 28, 2004               30000                3.88
        GFI                 Sale               Jan. 28, 2004               70000                3.88
        GFI                 Sale               Jan. 28, 2004               37600                3.88
        GFI                 Sale               Jan. 28, 2004              462400                3.88
        GFI                 Sale               Jan. 28, 2004              300000                3.87
        GFI                 Sale               Jan. 28, 2004                1800                3.87
        GFI                 Sale               Jan. 28, 2004               90000                3.87
        GFI                 Sale               Jan. 28, 2004                8200                3.87
        GFI                 Sale               Jan. 28, 2004               90000                3.87
        GFI                 Sale               Jan. 28, 2004               10000                3.87
        GFI                 Sale               Jan. 28, 2004              100000                3.85
        GFI                 Sale               Jan. 28, 2004              100000                3.85
        GFI                 Sale               Jan. 28, 2004              200000                3.85
        GFI                 Sale               Jan. 28, 2004               25000                3.85
        GFI                 Sale               Jan. 28, 2004               18700                3.85
        GFI                 Sale               Jan. 28, 2004                7800                3.85
        GFI                 Sale               Jan. 28, 2004               48500                3.85
        GFI                 Sale               Jan. 28, 2004                1500                3.85
        GFI                 Sale               Jan. 28, 2004                1500                3.85
        GFI                 Sale               Jan. 28, 2004                5000                3.85
        GFI                 Sale               Jan. 28, 2004               20000                3.83
        GFI                 Sale               Jan. 28, 2004                4000                3.83
        GFI                 Sale               Jan. 28, 2004               20000                3.83
        GFI                 Sale               Jan. 28, 2004              127000                3.83
        GFI                 Sale               Jan. 28, 2004               21000                3.83
        GFI                 Sale               Jan. 28, 2004               50000                3.82
        GFI                 Sale               Jan. 28, 2004               33000                3.82
        GFI                 Sale               Jan. 28, 2004               85000                3.81
        GFI                 Sale               Jan. 28, 2004              100000                3.81
        GFI                 Sale               Jan. 28, 2004                5000                3.81
        GFI                 Sale               Jan. 28, 2004               10000                3.80
        GFI                 Sale               Jan. 28, 2004               10000                3.80
        GFI                 Sale               Jan. 28, 2004              200000                3.80
        GFI                 Sale               Jan. 28, 2004               30000                3.80
        GFI                 Sale               Jan. 28, 2004               25000                3.80
        GFI                 Sale               Jan. 28, 2004               25000                3.80
        GFI                 Sale               Jan. 28, 2004               17000                3.82
        GFI                 Sale               Jan. 28, 2004               10000                3.80
        GFI                 Sale               Jan. 28, 2004               50000                3.81
        GFI                 Sale               Jan. 28, 2004               30000                3.81
        GFI                 Sale               Jan. 28, 2004               20000                3.81
        GFI                 Sale               Jan. 28, 2004               12500                3.82
        GFI                 Sale               Jan. 28, 2004               50000                3.82
        GFI                 Sale               Jan. 28, 2004               37500                3.82
        GFI                 Sale               Jan. 28, 2004              100000                3.82
        GFI                 Sale               Jan. 28, 2004               33500                3.81
        GFI                 Sale               Jan. 28, 2004               50000                3.81
        GFI                 Sale               Jan. 28, 2004                8000                3.81
        GFI                 Sale               Jan. 28, 2004               99000                3.80
        GFI                 Sale               Jan. 28, 2004               30000                3.80
        GFI                 Sale               Jan. 28, 2004               30000                3.80
        GFI                 Sale               Jan. 28, 2004                5000                3.80
        GFI                 Sale               Jan. 28, 2004               20000                3.80
        GFI                 Sale               Jan. 28, 2004               11300                3.80
        GFI                 Sale               Jan. 28, 2004               25000                3.80
        GFI                 Sale               Jan. 28, 2004               50000                3.80
        GFI                 Sale               Jan. 28, 2004               30000                3.80
        GFI                 Sale               Jan. 28, 2004               50000                3.80
        GFI                 Sale               Jan. 28, 2004              100000                3.80
        GFI                 Sale               Jan. 28, 2004               10000                3.80
        GFI                 Sale               Jan. 28, 2004               12500                3.80
        GFI                 Sale               Jan. 28, 2004               35700                3.80
        GFI                 Sale               Jan. 28, 2004               14300                3.80
        GFI                 Sale               Jan. 28, 2004               25000                3.80
        GFI                 Sale               Jan. 28, 2004               10700                3.80
        GFI                 Sale               Jan. 28, 2004               55000                3.75
        GFI                 Sale               Jan. 28, 2004              100000                3.74
        GFI                 Sale               Jan. 28, 2004               70000                3.74
        GFI                 Sale               Jan. 28, 2004               25000                3.74
